PRICING SUPPLEMENT Dated January 9, 2019

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-224192

Supplementing the Preliminary Prospectus

Supplement, dated January 9, 2019 and the

Base Prospectus, dated April 6, 2018

AerCap Ireland Capital Designated Activity Company

AerCap Global Aviation Trust

$700,000,000 4.450% Senior Notes due 2021

$400,000,000 4.875% Senior Notes due 2024

Guaranteed by AerCap Holdings N.V.

Pricing supplement, dated January 9, 2019 (the “Pricing Supplement”) to the Preliminary Prospectus Supplement, dated January 9, 2019 (the “Preliminary Prospectus Supplement”), and the related Base Prospectus, dated April 6, 2018 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”), of AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust.

This Pricing Supplement relates only to the securities described below and should only be read together with the Prospectus. This Pricing Supplement is qualified in its entirety by reference to the Prospectus. The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuers:	AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust

Notes Offered:	4.450% Senior Notes due 2021 (the “2021 Notes”) 4.875% Senior Notes due 2024 (the “2024 Notes” and, together with the 2021 Notes, the “Notes”)

Underwriters:	Joint Book-Running Managers: Barclays Capital Inc.; Deutsche Bank Securities Inc.; J.P. Morgan Securities LLC; Mizuho Securities USA LLC; Santander Investment Securities Inc.; BNP Paribas Securities Corp.; Citigroup Global Markets Inc.; Credit Agricole Securities (USA) Inc.; Credit Suisse Securities (USA) LLC; Goldman Sachs & Co. LLC; HSBC Securities (USA) Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co. LLC; MUFG Securities Americas Inc.; RBC Capital Markets, LLC; SunTrust Robinson Humphrey, Inc.; TD Securities (USA) LLC; Wells Fargo Securities, LLC

Co-Managers: Citizens Capital Markets, Inc.; Fifth Third Securities, Inc.; Scotia Capital (USA) Inc.; SG Americas Securities, LLC

Trade Date:	January 9, 2019

Settlement Date:

January 16, 2019 (T+5)

We expect that delivery of the Notes will be made to investors on or about January 16, 2019, which will be the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before the date of delivery should consult their advisors.

Ratings:	Baa3 / BBB- / BBB- (Moody’s / S&P / Fitch)[1]

Distribution:	SEC Registered

Denominations:	$150,000 and integral multiples of $1,000 in excess thereof

2021 Notes

Principal Amount:	$700,000,000

Maturity Date:	December 16, 2021

Coupon:	4.450%

Issue Price to Public:	99.876% of the principal amount, plus accrued interest, if any, from January 16, 2019

[1]

These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

Gross Proceeds:	$699,132,000

Benchmark Treasury:	UST 2.625% due December 15, 2021

Benchmark Treasury Price:	100-07

Benchmark Treasury Yield:	2.547%

Spread to Benchmark Treasury:	+ 195 basis points

Yield to Maturity:	4.497%

Interest Payment Dates:	June 16 and December 16, beginning on June 16, 2019

Optional Make-Whole Redemption:	Following issuance and prior to November 16, 2020, make-whole call at T+30 basis points. At any time on or after November 16, 2020, par call.

Optional Tax Redemption:	If the Issuers become obligated to pay any additional amounts as a result of any change in the law of Ireland, the United States or certain other relevant taxing jurisdictions that is announced or becomes effective on or after the date on which the 2021 Notes are issued (or the date the relevant taxing jurisdiction became applicable, if later), the Issuers may redeem the 2021 Notes of such series at their option in whole, but not in part, at any time at a price equal to 100% of the principal amount of the 2021 Notes of such series, plus accrued and unpaid interest, if any, to, but not including, the redemption date and additional amounts, if any.

CUSIP / ISIN:	00774M AH8 / US00774MAH88

2024 Notes

Principal Amount:	$400,000,000

Maturity Date:	January 16, 2024

Coupon:	4.875%

Issue Price to Public:	99.833% of the principal amount, plus accrued interest, if any, from January 16, 2019

Gross Proceeds:	$399,332,000

Benchmark Treasury:	UST 2.625% due December 31, 2023

Benchmark Treasury Price:	100-09 1⁄4

Benchmark Treasury Yield:	2.563%

Spread to Benchmark Treasury:	+235 basis points

Yield to Maturity:	4.913%

Interest Payment Dates:	January 16 and July 16, beginning on July 16, 2019

Optional Make-Whole Redemption:	Following issuance and prior to December 16, 2023, make-whole call at T+35 basis points. At any time on or after December 16, 2023, par call.

Optional Tax Redemption:	If the Issuers become obligated to pay any additional amounts as a result of any change in the law of Ireland, the United States or certain other relevant taxing jurisdictions that is announced or becomes effective on or after the date on which the 2024 Notes are issued (or the date the relevant taxing jurisdiction became applicable, if later), the Issuers may redeem the 2024 Notes of such series at their option in whole, but not in part, at any time at a price equal to 100% of the principal amount of the 2024 Notes of such series, plus accrued and unpaid interest, if any, to, but not including, the redemption date and additional amounts, if any.

CUSIP / ISIN:	00774M AK1 / US00774MAK18

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THE OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY

OBTAIN A COPY OF THE PROSPECTUS BY CALLING BARCLAYS CAPITAL INC. TOLL FREE AT (888) 603-5847, DEUTSCHE BANK SECURITIES INC. TOLL FREE AT (800) 503-4611, J.P. MORGAN SECURITIES LLC BY CALLING COLLECT AT (212) 834-4533, MIZUHO SECURITIES USA LLC TOLL FREE AT (866) 271-7403 OR SANTANDER INVESTMENT SECURITIES INC. TOLL FREE AT (855) 403-3636.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934. A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

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